Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Healthcare Trust, Inc.:

We consent to the use of our report dated March 13, 2019, with respect to the consolidated balance sheets of Healthcare Trust, Inc. as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule III,(collectively, the “consolidated financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Chicago, Illinois
November 4, 2019